Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

TRADEON, INC.,

BEST GREEN ENERGY INDUSTRIES LIMITED

and

THE SHAREHOLDERS OF
BEST GREEN ENERGY INDUSTRIES LIMITED

Dated as of June 9, 2010

ARTICLE I EXCHANGE OF SHARES		1
1.1.	Share Exchange.	1
1.2.	Closing.	1
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER		2
2.1.	Good Title.	2
2.2.	Organization.	2
2.3.	Power and Authority.	2
2.4.	No Conflicts.	2
2.5.	Litigation.	2
2.6.	No Finder’s Fee	2
2.7.	Purchase Entirely for Own Account.	2
2.8.	Available Information.	2
2.9.	Non-Registration.	3
2.10.	Restricted Securities.	3
2.11.	Accredited Investor.	3
2.12.	Legends.	3
2.13.	Additional Legend.	4
2.14.	Disclosure.	4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BEST GREEN		4
3.1.	Organization, Standing and Power.	4
3.2.	Subsidiaries; Equity Interests.	4
3.3.	Capital Structure.	5
3.4.	Authority; Execution and Delivery; Enforceability.	5
3.5.	No Conflicts; Consents.	5
3.6.	Taxes.	6
3.7.	Benefit Plans.	6
3.8.	Litigation.	7
3.9.	Compliance with Applicable Laws.	7
3.10.	Brokers.	7
3.11.	Contracts.	7
3.12.	Title to Properties.	7
3.13.	Intellectual Property.	8
3.14.	Labor Matters.	8
3.15.	Financial Statements; Liabilities.	8
3.16.	Insurance.	8
3.17.	Transactions with Affiliates and Employees.	8
3.18.	Internal Accounting Controls.	9
3.19.	Solvency.	9
3.20.	Application of Takeover Protections.	9
3.21.	Investment Company.	9
3.22.	Foreign Corrupt Practices.	10
3.23.	Absence of Certain Changes or Events.	10
3.24.	Disclosure.	11
3.25.	Information Supplied.	11
3.26.	No Undisclosed Events, Liabilities, Developments or Circumstances	11

i

3.27.	No Additional Agreements.	11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TRADEON		12
4.1.	Organization, Standing and Power.	12
4.2.	Subsidiaries; Equity Interests.	12
4.3.	Capital Structure.	12
4.4.	Authority; Execution and Delivery; Enforceability.	13
4.5.	No Conflicts; Consents.	13
4.6.	Taxes.	13
4.7.	Benefit Plans.	14
4.8.	ERISA Compliance; Excess Parachute Payments.	14
4.9.	Litigation.	14
4.10.	Compliance with Applicable Laws.	14
4.11.	Contracts.	15
4.12.	Title to Properties.	15
4.13.	Intellectual Property.	15
4.14.	Labor Matters.	15
4.15.	SEC Documents; Undisclosed Liabilities.	15
4.16.	Transactions With Affiliates and Employees.	16
4.17.	Internal Accounting Controls.	16
4.18.	Solvency.	16
4.19.	Application of Takeover Protections.	17
4.20.	Investment Company.	17
4.21.	Foreign Corrupt Practices.	17
4.22.	Absence of Certain Changes or Events.	17
4.23.	Certain Registration Matters.	18
4.24.	Listing and Maintenance Requirements.	18
4.25.	Disclosure.	19
4.26.	Information Supplied.	19
4.27.	No Undisclosed Events, Liabilities, Developments or Circumstances	19
4.28.	No Additional Agreements.	19
ARTICLE V CONDITIONS TO CLOSING		19
5.1.	TRADEON Conditions Precedent.	19
5.2.	Best Green and Shareholder Conditions Precedent.	21
ARTICLE VI COVENANTS		23
6.1.	Preparation of the 14f-1 Notice; Blue Sky Laws.	23
6.2.	Public Announcements.	23
6.3.	Fees and Expenses.	23
6.4.	Continued Efforts.	23
6.5.	Exclusivity.	23
6.6.	Filing of 8-K.	24
6.7.	Furnishing of Information.	24
6.8.	Access.	24
6.9.	Preservation of Business.	24
ARTICLE VII MISCELLANEOUS		24
7.1.	Notices.	24

ii

7.2.	Amendments; Waivers	25
7.3.	Replacement of Securities.	25
7.4.	Remedies.	26
7.5.	Limitation of Liability.	26
7.6.	Interpretation.	26
7.7.	Severability.	26
7.8.	Counterparts; Facsimile Execution.	26
7.9.	Entire Agreement; Third Party Beneficiaries.	26
7.10.	Governing Law.	26
7.11.	Assignment.	27

Annex A	Definitions

iii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of June 9, 2010, is by and among Tradeon, Inc., a Nevada corporation (“TRADEON”), Best Green Energy Industries Limited, a British Virgin Islands company (“Best Green”), and the shareholder of Best Green, Best Green Investments Limited (the “Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A.

BEST GREEN has 100 ordinary shares (the “BEST GREEN Stock”) issued and outstanding, all of which are held by the Shareholder. The Shareholder has agreed to transfer all of its shares of BEST GREEN Stock in exchange for 20,734,531 newly issued shares of the Common Stock, $0.001 par value, of TRADEON (the “TRADEON Stock”), constituting 88.1% of the issued and outstanding capital stock of TRADEON on a fully diluted basis as of and immediately after the Closing.

B.

The Board of Directors of each of TRADEON and Best Green has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1.

Share Exchange. At the Closing, the Shareholder shall sell, transfer, convey, assign and deliver to TRADEON its Best Green Stock free and clear of all Liens, in exchange for 20,734,531 newly issued shares of TRADEON Stock (referred to herein as the “Shares”).

1.2.

Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in Washington, DC, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to TRADEON as follows:

2.1.

Good Title. The Shareholder is the record and beneficial owner, and has good title to its Best Green Stock, with the right and authority to sell and deliver such Best Green Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of TRADEON as the new owner of such Best Green Stock in the share register of Best Green, TRADEON will receive good title to such Best Green Stock, free and clear of all Liens.

2.2.

Organization. The Shareholder is duly organized and validly existing in its jurisdiction of organization.

2.3.

Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.4.

No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.5.

Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6.

No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Shareholder.

2.7.

Purchase Entirely for Own Account. The Shareholder is acquiring the TRADEON Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the TRADEON Stock, except in compliance with applicable securities laws.

2.8.

Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in TRADEON and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the TRADEON Stock.

2.9.

Non-Registration. The Shareholder understands that the TRADEON Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the TRADEON Stock in accordance with TRADEON’s charter documents or the laws of its jurisdiction of incorporation.

2.10.

Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11.

Accredited Investor. The Shareholder is an “accredited Investor” within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Shares.

2.12.

Legends. It is understood that the TRADEON Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.13.

Additional Legend. Additionally, the TRADEON Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.14.

Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of Best Green

Subject to the exceptions set forth in the Best Green Disclosure Letter (regardless of whether or not the Best Green Disclosure Letter is referenced below with respect to any particular representation or warranty), Best Green represents and warrants to TRADEON and the Shareholder as follows.

3.1.

Organization, Standing and Power. Best Green and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Best Green and its subsidiaries taken as a whole, a material adverse effect on the ability of Best Green to perform its obligations under this Agreement or on the ability of Best Green to consummate the Transactions (a “Best Green Material Adverse Effect”). Best Green and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Best Green Material Adverse Effect. Best Green has delivered to TRADEON true and complete copies of the Best Green Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2.

Subsidiaries; Equity Interests.

(a)

The Best Green Disclosure Letter lists each subsidiary of Best Green and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Best Green or by another subsidiary of Best Green, free and clear of all Liens.

(b)

Except for its interests in its subsidiaries, Best Green does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3.

Capital Structure. The authorized capital stock of Best Green consists of 100 ordinary shares of which all shares is issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Best Green are issued, reserved for issuance or outstanding. Best Green is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of Best Green and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, the Best Green Constituent Instruments or any Contract to which Best Green is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Best Green or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Best Green Stock or the capital stock of any of its subsidiaries may vote (“Voting Best Green Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Best Green or any of its subsidiaries is a party or by which any of them is bound (a) obligating Best Green or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Best Green or any of its subsidiaries or any Voting Best Green Debt, (b) obligating Best Green or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Best Green or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Best Green to repurchase, redeem or otherwise acquire any shares of capital stock of Best Green.

3.4.

Authority; Execution and Delivery; Enforceability. Best Green has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Best Green of this Agreement and the consummation by Best Green of the Transactions have been duly authorized and approved by the Board of Directors of Best Green and no other corporate proceedings on the part of Best Green are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Best Green in accordance with its terms.

3.5.

No Conflicts; Consents.

(a)

The execution and delivery by Best Green of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Best Green or any of its subsidiaries under, any provision of (i) the Best Green Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which Best Green or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Best Green or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Best Green Material Adverse Effect.

(b)

Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Best Green or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6.

Taxes.

(a)

Best Green and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Best Green Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Best Green Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Best Green know of no basis for any such claim.

(b)

The Best Green Financial Statements reflect an adequate reserve for all Taxes payable by Best Green and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Best Green or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Best Green Material Adverse Effect.

3.7.

Benefit Plans.

(a)

Except as set forth in the Best Green Disclosure Letter, neither Best Green nor any of its subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Best Green or any of its subsidiaries. Except as set forth in the Best Green Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between Best Green or any of its subsidiaries and any current or former employee, officer or director of Best Green or any of its subsidiaries, nor does Best Green or any of its subsidiaries have any general severance plan or policy.

(b)

Since December 31, 2009, there has not been any adoption or amendment in any material respect by Best Green or any of its subsidiaries of any plan described in Section 3.7(a) .

3.8.

Litigation. Except as set forth in the Best Green Disclosure Letter, there is no Action against or affecting Best Green or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Best Green Material Adverse Effect. Neither Best Green nor any of its subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9.

Compliance with Applicable Laws. Except as set forth in the Best Green Disclosure Letter, Best Green and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Best Green Material Adverse Effect. Best Green has not received any written communication during the past two years from a Governmental Entity that alleges that Best Green is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10.

Brokers. Except as set forth in the Best Green Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Best Green or any of its subsidiaries.

3.11.

Contracts. Except as set forth in the Best Green Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Best Green and its subsidiaries taken as a whole. Neither Best Green nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Best Green Material Adverse Effect.

3.12.

Title to Properties. Except as set forth in the Best Green Disclosure Letter, neither Best Green nor any of its subsidiaries own any real property. Best Green and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Best Green or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Best Green Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Best Green and its subsidiaries to conduct business as currently conducted.

3.13.

Intellectual Property. Best Green and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Best Green and its subsidiaries taken as a whole. The Best Green Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of Best Green and its subsidiaries taken as a whole. There are no claims pending or, to the knowledge of Best Green, threatened that Best Green or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Best Green, no person is infringing the rights of Best Green or any of its subsidiaries with respect to any Intellectual Property Right.

3.14.

Labor Matters. There are no collective bargaining or other labor union agreements to which Best Green or any of its subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of Best Green, is imminent with respect to any of the employees of Best Green.

3.15.

Financial Statements; Liabilities. Best Green has delivered to TRADEON its audited consolidated financial statements for the fiscal years ended December 31, 2009 and 2008 and its unaudited consolidated financial statements for the three months ended March 31, 2010 (collectively, the “Best Green Financial Statements”). The Best Green Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Best Green Financial Statements fairly present in all material respects the financial condition and operating results of Best Green, as of the dates, and for the periods, indicated therein. Best Green does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to March 31, 2010, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Best Green Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Best Green Material Adverse Effect.

3.16.

Insurance. Best Green and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Best Green and its subsidiaries are engaged and in the geographic areas where they engage in such businesses. Best Green has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for Best Green’s and such subsidiaries’ respective lines of business.

3.17.

Transactions with Affiliates and Employees. Except as set forth in the Best Green Disclosure Letter and the Best Green Financial Statements, none of the officers or directors of Best Green and, to the knowledge of Best Green, none of the employees of Best Green is presently a party to any transaction with Best Green or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Best Green, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.18.

Internal Accounting Controls. Best Green and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Best Green has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to Best Green and its subsidiaries are made known to the officers by others within those entities. The officers of Best Green have evaluated the effectiveness of Best Green’s controls and procedures. Since March 31, 2010, there have been no significant changes in Best Green’s internal controls or, to Best Green’s best knowledge, in other factors that could significantly affect Best Green’s internal controls.

3.19.

Solvency. Based on the financial condition of Best Green as of the Closing Date (and assuming that the Closing shall have occurred): (a) Best Green’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Best Green’s existing debts and other liabilities (including known contingent liabilities) as they mature; (b) Best Green’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Best Green, and projected capital requirements and capital availability thereof; and (c) the current cash flow of Best Green, together with the proceeds Best Green would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Best Green does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.20.

Application of Takeover Protections. Best Green has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Best Green Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to the Shareholder as a result of the Shareholder and Best Green fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

3.21.

Investment Company. Best Green is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

 3.22.

Foreign Corrupt Practices. Neither Best Green, nor any of its subsidiaries, nor, to Best Green’s knowledge, any director, officer, agent, employee or other person acting on behalf of Best Green or any of its subsidiaries has, in the course of its actions for, or on behalf of, Best Green (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

 3.23.

Absence of Certain Changes or Events. Except as disclosed in the Best Green Financial Statements or the Best Green Disclosure Letter, from March 31, 2010 to the date of this Agreement, Best Green has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of Best Green or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Best Green Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a Best Green Material Adverse Effect;

(c)

any waiver or compromise by Best Green or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Best Green or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Best Green Material Adverse Effect;

(e)

any material change to a material Contract by which Best Green or any of its subsidiaries or any of its respective assets is bound or subject;

(f)

any mortgage, pledge, transfer of a security interest in, or lien, created by Best Green or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Best Green’s or its subsidiaries’ ownership or use of such property or assets;

(g)

any loans or guarantees made by Best Green or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h)

any alteration of Best Green’s method of accounting or the identity of its auditors;

(i)

any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any Best Green Stock;

(j)

any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k)

any arrangement or commitment by Best Green or any of its subsidiaries to do any of the things described in this Section 3.23.

3.24.

Disclosure. Best Green confirms that neither it nor any person acting on its behalf has provided TRADEON or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by TRADEON under a current report on Form 8-K filed within four business days after the Closing. Best Green understands and confirms that TRADEON will rely on the foregoing representations and covenants in effecting transactions in securities of Best Green. All of the representations and warranties of Best Green set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.25.

Information Supplied. None of the information supplied or to be supplied by Best Green for inclusion or incorporation by reference in the 14f-1 Notice, at the date it is first mailed to TRADEON’s stockholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.26.

No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Best Green or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Best Green under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Best Green of its Best Green Stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

3.27.

No Additional Agreements. Best Green does not have any agreements or understandings with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of TRADEON

TRADEON represents and warrants as follows to Best Green and the Shareholder.

4.1.

Organization, Standing and Power. TRADEON is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on TRADEON, a material adverse effect on the ability of TRADEON to perform its obligations under this Agreement or on the ability of TRADEON to consummate the Transactions (a “TRADEON Material Adverse Effect”). TRADEON is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a TRADEON Material Adverse Effect. TRADEON has delivered to Best Green or its counsel true and complete copies of the TRADEON Charter and the TRADEON Bylaws.

4.2.

Subsidiaries; Equity Interests. TRADEON does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3.

Capital Structure. The authorized capital stock of TRADEON consists of 100,000,000 shares of common stock, $.0001 par value, and 50,000,000 shares of undesignated preferred stock, $.0001 par value. As of the date hereof (a) 6,794,880 shares of TRADEON’s common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding, and (c) no shares of TRADEON’s common stock or preferred stock are held by TRADEON in its treasury. Except as set forth above, no shares of capital stock or other voting securities of TRADEON were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of TRADEON are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada General Corporation Law, the TRADEON Charter, the TRADEON Bylaws or any Contract to which TRADEON is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of TRADEON having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of TRADEON’s common stock may vote (“Voting TRADEON Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which TRADEON is a party or by which it is bound (a) obligating TRADEON to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, TRADEON or any Voting TRADEON Debt, (b) obligating TRADEON to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of TRADEON. As of the date of this Agreement, there are not any outstanding contractual obligations of TRADEON to repurchase, redeem or otherwise acquire any shares of capital stock of TRADEON. The stockholder list provided to Best Green or its counsel is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the TRADEON’s common stock.

4.4.

Authority; Execution and Delivery; Enforceability. The execution and delivery by TRADEON of this Agreement and the consummation by TRADEON of the Transactions have been duly authorized and approved by the Board of Directors of TRADEON and no other corporate proceedings on the part of TRADEON are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of TRADEON, enforceable against TRADEON in accordance with the terms hereof.

4.5.

No Conflicts; Consents.

(a)

The execution and delivery by TRADEON of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of TRADEON under, any provision of (i) the TRADEON Charter or TRADEON Bylaws, (ii) any material Contract to which TRADEON is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to TRADEON or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a TRADEON Material Adverse Effect.

(b)

Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to TRADEON in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.6.

Taxes.

(a)

TRADEON has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a TRADEON Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a TRADEON Material Adverse Effect.

(b)

The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by TRADEON (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against TRADEON, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a TRADEON Material Adverse Effect.

(c)

There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of TRADEON. TRADEON is not bound by any agreement with respect to Taxes.

4.7.

Benefit Plans. TRADEON does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of TRADEON. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between TRADEON and any current or former employee, officer or director of TRADEON, nor does TRADEON have any general severance plan or policy.

4.8.

ERISA Compliance; Excess Parachute Payments. TRADEON does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of TRADEON.

4.9.

Litigation. There is no Action against or affecting TRADEON or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a TRADEON Material Adverse Effect. Neither TRADEON nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.10.

Compliance with Applicable Laws. TRADEON is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a TRADEON Material Adverse Effect. TRADEON has not received any written communication during the past two years from a Governmental Entity that alleges that TRADEON is not in compliance in any material respect with any applicable Law. TRADEON is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a TRADEON Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.11.

Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of TRADEON taken as a whole. TRADEON is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a TRADEON Material Adverse Effect.

4.12.

Title to Properties. TRADEON has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which TRADEON has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of TRADEON to conduct business as currently conducted. TRADEON has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. TRADEON enjoys peaceful and undisturbed possession under all such material leases.

4.13.

Intellectual Property. TRADEON does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of TRADEON, threatened that TRADEON is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.14.

Labor Matters. There are no collective bargaining or other labor union agreements to which TRADEON is a party or by which it is bound. No material labor dispute exists or, to the knowledge of TRADEON, is imminent with respect to any of the employees of TRADEON.

4.15.

SEC Documents; Undisclosed Liabilities.

(a)

TRADEON has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 7, 2007, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b)

As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of TRADEON included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of TRADEON and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)

Except as set forth in the SEC Reports, TRADEON has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of TRADEON or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of TRADEON shall have been paid off and shall in no event remain liabilities of TRADEON, Best Green or the Shareholder following the Closing.

4.16.

Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of TRADEON and, to the knowledge of TRADEON, none of the employees of TRADEON is presently a party to any transaction with TRADEON (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of TRADEON, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.17.

Internal Accounting Controls. TRADEON maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. TRADEON has established disclosure controls and procedures for TRADEON and designed such disclosure controls and procedures to ensure that material information relating to TRADEON is made known to the officers by others within TRADEON. TRADEON’s officers have evaluated the effectiveness of TRADEON’s controls and procedures. Since March 31, 2010, there have been no significant changes in TRADEON’s internal controls or, to TRADEON’s knowledge, in other factors that could significantly affect TRADEON’s internal controls.

4.18.

Solvency. Except as disclosed in the SEC Reports, based on the financial condition of TRADEON as of the Closing Date (and assuming that the Closing shall have occurred), (a) TRADEON’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of TRADEON’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) TRADEON’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by TRADEON, and projected capital requirements and capital availability thereof, and (c) the current cash flow of TRADEON, together with the proceeds TRADEON would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. TRADEON does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.19.

Application of Takeover Protections. TRADEON has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the TRADEON Charter or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholder and TRADEON fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

4.20.

Investment Company. TRADEON is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.21.

Foreign Corrupt Practices. Neither TRADEON, nor to TRADEON’s knowledge, any director, officer, agent, employee or other person acting on behalf of TRADEON has, in the course of its actions for, or on behalf of, TRADEON (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.22.

Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, TRADEON has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of TRADEON from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a TRADEON Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a TRADEON Material Adverse Effect;

(c)

any waiver or compromise by TRADEON of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by TRADEON, except in the ordinary course of business and the satisfaction or discharge of which would not have a TRADEON Material Adverse Effect;

(e)

any material change to a material Contract by which TRADEON or any of its assets is bound or subject;

(f)

any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)

any resignation or termination of employment of any officer of TRADEON;

(h)

any mortgage, pledge, transfer of a security interest in or lien created by TRADEON with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair TRADEON’s ownership or use of such property or assets;

(i)

any loans or guarantees made by TRADEON to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)

any declaration, setting aside or payment or other distribution in respect of any of TRADEON’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by TRADEON;

(k)

any alteration of TRADEON’s method of accounting or the identity of its auditors;

(l)

any issuance of equity securities to any officer, director or affiliate, except pursuant to existing TRADEON stock option plans; or

(m)

any arrangement or commitment by TRADEON to do any of the things described in this Section 4.22.

4.23.

Certain Registration Matters. TRADEON has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of TRADEON registered with the SEC or any other governmental authority that have not been satisfied.

4.24.

Listing and Maintenance Requirements. TRADEON is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the TRADEON Stock on the trading market on which the TRADEON Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the TRADEON Stock are currently listed or quoted, and no approval of the stockholders of TRADEON is required for TRADEON to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

4.25.

Disclosure. TRADEON confirms that neither it nor any person acting on its behalf has provided the Shareholder or its agents or counsel with any information that TRADEON believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by TRADEON under a current report on Form 8-K filed within four business days after the Closing. TRADEON understands and confirms that the Shareholder will rely on the foregoing representations and covenants in effecting transactions in securities of TRADEON. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.26.

Information Supplied. None of the information supplied or to be supplied by TRADEON for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to TRADEON’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.27.

No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to TRADEON, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by TRADEON under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by TRADEON of its common stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

4.28.

No Additional Agreements. TRADEON does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

5.1.

TRADEON Conditions Precedent. The obligations of the Shareholder and Best Green to enter into and complete the Closing are subject, at the option of the Shareholder and Best Green, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Best Green and the Shareholder in writing.

(a)

Representations and Covenants. The representations and warranties of TRADEON contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. TRADEON shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by TRADEON on or prior to the Closing Date. TRADEON shall have delivered to the Shareholder and Best Green a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Best Green or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of TRADEON.

(c)

Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by TRADEON for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by TRADEON, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a TRADEON Material Adverse Effect.

(d)

No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2009 which has had or is reasonably likely to cause a TRADEON Material Adverse Effect.

(e)

Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of TRADEON, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Best Green and the Shareholder.

(f)

Satisfactory Completion of Due Diligence. Best Green and the Shareholder shall have completed their legal, accounting and business due diligence of TRADEON and the results thereof shall be satisfactory to Best Green and the Shareholder in their sole and absolute discretion.

(g)

SEC Reports. TRADEON shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(h)

OTCBB Quotation. TRADEON shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(i)

No Suspensions of Trading in TRADEON Stock; Listing. Trading in the TRADEON Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding TRADEON) at any time since the date of execution of this Agreement, and the TRADEON Stock shall have been at all times since such date listed for trading on a trading market.

(j)

Secretary’s Certificate. TRADEON shall have delivered to Best Green a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the TRADEON Charter, TRADEON Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(k)

Good Standing Certificate. TRADEON shall have delivered to Best Green a certificate of good standing of TRADEON dated within five (5) business days of Closing issued by the Secretary of State of Nevada.

(l)

Resignations and Appointments. TRADEON shall have delivered to Best Green (i) a letter of resignation from Haifeng Lu resigning from all offices he holds with TRADEON effective upon the Closing and from his position as a director of TRADEON that will automatically become effective upon the tenth (10th) day following the mailing of the 14f-1 Notice by TRADEON to its stockholders; (ii) evidence of the election of Jianliang Shi as a director of TRADEON effective as of the Closing and of such other directors as may be designated by Best Green effective on the tenth (10th) day following the mailing of the 14f-1 Notice; and (iii) evidence of the election of Jianliang Shi as the Chief Executive Officer of TRADEON, Jianfeng Xu as the Chief Financial Officer of TRADEON and such other officers as may be designated by Best Green, effective as of the Closing.

(m)

Payoff Letters and Releases. TRADEON shall have delivered to Best Green such pay-off letters and releases relating to liabilities of TRADEON as Best Green shall request, in form and substance satisfactory to Best Green.

(n)

Lien Searches. TRADEON shall have delivered to Best Green the results of UCC, judgment lien and tax lien searches with respect to TRADEON, the results of which indicate no liens on the assets of TRADEON.

(o)

Release. TRADEON shall have delivered to Best Green a duly executed release by the current directors and officers of TRADEON and Halter Financial Investments, L.P., in favor of TRADEON, Best Green and the Shareholder, in form and substance satisfactory to Best Green.

(p)

Cancellation Agreement. A total of 4,000,000 shares of TRADEON Stock held by Haifeng Lu shall have been cancelled and Haifeng Lu and TRADEON shall have delivered to Best Green a Cancellation Agreement (the “Cancellation Agreement”), in form and substance satisfactory to Best Green.

(q)

Issuance of Stock Certificates. At or within 10 business days following the Closing, TRADEON shall deliver to the Shareholder a certificate representing the Shares.

5.2.

Best Green and Shareholder Conditions Precedent. The obligations of TRADEON to enter into and complete the Closing is subject, at the option of TRADEON, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by TRADEON in writing.

(a)

Representations and Covenants. The representations and warranties of the Shareholder and Best Green contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholder and Best Green shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and Best Green on or prior to the Closing Date. Each of Best Green and the Shareholder shall have delivered to TRADEON a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of TRADEON, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Best Green.

(c)

Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholder or Best Green for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholder or Best Green, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Best Green Material Adverse Effect.

(d)

No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Best Green Financial Statements which has had or is reasonably likely to cause an Best Green Material Adverse Effect.

(e)

Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of TRADEON, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to TRADEON.

(f)

Satisfactory Completion of Due Diligence. TRADEON shall have completed its legal, accounting and business due diligence of Best Green and the Shareholder and the results thereof shall be satisfactory to TRADEON in its sole and absolute discretion.

(g)

Secretary’s Certificate. Best Green shall have delivered to TRADEON a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the Best Green Constituent Instruments and resolutions of the Board of Directors of Best Green approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h)

Delivery of Audit Report and Financial Statements. Best Green shall have completed the Best Green Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the Best Green Financial Statements shall be satisfactory to TRADEON in its sole and absolute discretion.

(i)

Form 8-K. Best Green shall have provided TRADEON with reasonable assurances that TRADEON will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of Best Green and the requisite Form 10-type disclosure regarding Best Green and its subsidiaries.

(j)

PRC Legal Opinion. Best Green, the Shareholder and TRADEON shall have received an opinion from Best Green’s legal counsel in the People’s Republic of China, confirming the legality under Chinese laws of the restructuring being effected by Best Green in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to Best Green, the Shareholder and TRADEON.

(k)

Share Transfer Documents. The Shareholder shall have delivered to TRADEON certificate(s) representing its Best Green Stock, accompanied by a duly executed instrument of transfer for transfer by the Shareholder of its Best Green Stock to TRADEON.

ARTICLE VI
Covenants

6.1.

Preparation of the 14f-1 Notice; Blue Sky Laws.

(a)

As soon as possible following the date of this Agreement, Best Green and TRADEON shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. TRADEON shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

(b)

TRADEON shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the TRADEON Stock in connection with this Agreement.

6.2.

Public Announcements. TRADEON and Best Green will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3.

Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4.

Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.5.

Exclusivity. Neither TRADEON nor Best Green shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of TRADEON or Best Green (as applicable), or any assets of TRADEON or Best Green (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6.

Filing of 8-K. TRADEON shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Best Green and the requisite Form 10 disclosure regarding Best Green and its subsidiaries. In addition, TRADEON shall issue a press release at a mutually agreeable time following the Closing Date.

6.7.

Furnishing of Information. As long as the Shareholder owns the Shares, TRADEON covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by TRADEON after the date hereof pursuant to the Exchange Act. As long as the Shareholder owns the Shares, if TRADEON is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell Shares under Rule 144. TRADEON further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

6.8.

Access. Each of TRADEON and Best Green shall permit representatives of each other to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

6.9.

Preservation of Business. From the date of this Agreement until the Closing Date, each of Best Green and TRADEON shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

ARTICLE VII
Miscellaneous

7.1.

Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to TRADEON, to:

No. 13 Fuyan Shangjie
Nanxiashu Street, Xinlian Village
Wujin District, Changzhou, Jiangsu Province
People’s Republic of China
Attention: Haifeng Lu

If to Best Green, to:

Jiangsu Wujin Lijia Industrial Park,
Lijia Town, Wujin Changzhou City,
Jiangsu Province, People’s Republic of China 213176
Attention: Jianliang Shi

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037-11228
Attention: Louis A. Bevilacqua, Esq.

If to the Shareholder, to:

Jiangsu Wujin Lijia Industrial Park,
Lijia Town, Wujin Changzhou City,
Jiangsu Province, People’s Republic of China 21317
Attention: Marsel Gilyazov

7.2.

Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by Best Green, TRADEON and the Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

7.3.

Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, TRADEON shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to TRADEON of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, TRADEON may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.4.

Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholder, TRADEON and Best Green will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.5.

Limitation of Liability. Notwithstanding anything herein to the contrary, each of TRADEON and Best Green acknowledges and agrees that the liability of the Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholder shall be personally liable for any liabilities of the Shareholder.

7.6.

Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.7.

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.8.

Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.9.

Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Best Green Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.10.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

7.11.

Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

TRADEON, INC.

By: /s/ Haifeng Lu
Name: Haifeng Lu
Title: President

BEST GREEN ENERGY INDUSTRIES
LIMITED

By: /s/ Marsel Gilyazov
Name: Marsel Gilyazov
Title: Director

BEST GREEN INVESTMENTS LIMITED

By: /s/ Marsel Gilyazov
Name: Marsel Gilyazov
Title: Director

ANNEX A
Definitions

“14f-1 Notice” means the notice that is required to be sent to the stockholders of TRADEON pursuant to Rule 14f-1 of the Exchange Act.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“TRADEON” has the meaning set forth in the Preamble of this Agreement.

“TRADEON Bylaws” means the Bylaws of TRADEON, as amended to the date of this Agreement.

“TRADEON Charter” means the Certificate of Incorporation of TRADEON, as amended to the date of this Agreement.

“TRADEON Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“TRADEON Stock” has the meaning set forth in the Background Section of this Agreement.

“Cancellation Agreement” has the meaning set forth in Section 5.1(p) of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Best Green” has the meaning set forth in the Preamble of this Agreement.

“Best Green Constituent Instruments” means the memorandum and articles of association of Best Green and such other constituent instruments of Best Green as may exist, each as amended to the date of this Agreement.

“Best Green Disclosure Letter” means the letter delivered from Best Green to TRADEON concurrently herewith.

“Best Green Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“Best Green Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“Best Green Stock” has the meaning set forth in the Background Section of this Agreement.

“Party” has the meaning set forth in the Preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.15 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in Section 1.1 of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“Voting TRADEON Debt” has the meaning set forth in Section 4.3 of this Agreement.

“Voting Best Green Debt” has the meaning set forth in Section 3.3 of this Agreement.